Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

Institute for Wealth Holdings, Inc.

The financial statements of the Institute for Wealth Holdings, Inc. as of December 31, 2016 and 2015 and for the years then ended, included in this offering circular, have been audited by Chapman, Hext & Co., P.C., independent auditors, as stated in the report appearing herein.

We hereby consent to the inclusion in the offering circular of our report, dated January 19, 2018, on our audit of the financial statements of the Institute for Wealth Holdings, Inc.

/s/ Chapman, Hext & Co., P.C.
Chapman, Hext & Co., P.C.

Dallas, TX

February 14, 2018